Filed Pursuant to Rule 424(b)(3)

Registration No. 333-220592

GALENA BIOPHARMA, INC.

2000 CROW CANYON PLACE, SUITE 380

SAN RAMON, CA 94583

(855) 855-4253

December 14, 2017

To the Stockholders of Galena Biopharma, Inc.:

This is the second supplement to the proxy statement/prospectus/consent solicitation statement dated November 6, 2017, or the Proxy Statement/Prospectus/Consent Solicitation Statement, that was first mailed to the stockholders of Galena Biopharma, Inc., or Galena, on or about November 8, 2017. The Proxy Statement/Prospectus/Consent Solicitation Statement was previously supplemented by a supplement, or the First Supplement, dated November 29, 2017, that was first mailed to stockholders on or about November 30, 2017. The Proxy Statement/Prospectus/Consent Solicitation Statement relates to the special meeting of stockholders, or the Special Meeting, at which stockholders will be asked to approve, among other things, a business combination transaction in which the businesses of Galena and SELLAS Life Sciences Group Ltd, or SELLAS, will be combined, or the Merger. We will hold the Special Meeting as planned on December 15, 2017, but the Special Meeting will be adjourned without taking any action until December 29, 2017. The adjourned Special Meeting will take place on Friday, December 29, 2017 at 9:00 a.m. local time, at the offices of Paul Hastings LLP, 200 Park Avenue, New York, New York 10166.

We are providing you with this second supplement to provide you with recent information we have learned about the discretionary authority of brokers to vote shares on Proposal No. 3 (the Reverse Stock Split Proposal). Under the rules of the New York Stock Exchange, or the NYSE, that govern how brokers may vote shares for which they have not received voting instructions from the beneficial owner, brokers are permitted to exercise discretionary voting authority only on “routine” matters. In the Proxy Statement/Prospectus/Consent Solicitation Statement, we stated that under the rules of the NYSE, none of the proposals to be voted on at the Special Meeting, or the Galena Proposals, are “routine” matters. However, following recent discussions with the NYSE, we have determined that Proposal No. 3 (the Reverse Stock Split Proposal) is indeed considered to be a “routine” matter. Therefore, Galena hereby amends the Proxy Statement/Prospectus/Consent Solicitation Statement to clarify that Proposal No. 3 (the Reverse Stock Split Proposal) is a “routine” matter and that, as such, a broker will have discretion to vote on Proposal No. 3 (the Reverse Stock Split Proposal) even if the broker has received no voting instructions from its clients with respect to such proposal.

The remaining Galena Proposals (Proposals No. 1, 2, 4, 5, 6, 7, 8, 9 and 10) are considered non-routine matters under applicable NYSE rules. A broker or other nominee cannot vote without instructions on these non-routine matters.

You do not have to take any action if you have previously voted your shares on the Galena Proposals and do not wish to change your vote. If you have already voted or given your proxy and wish to change your vote, you should follow the procedures described below. If you have not already voted, we urge you to vote, even if you plan to attend the Special Meeting.

Your vote is important. Even if you hold your shares in “street name,” Galena urges you to provide voting instructions on all the Galena Proposals to the organization that holds your shares to ensure that your shares will be represented at the Special Meeting.

We urge you to carefully read this second supplement together with the First Supplement and the Proxy Statement/Prospectus/Consent Solicitation Statement, including the section entitled “Risk Factors” beginning on page 12 of the Proxy Statement/Prospectus/Consent Solicitation Statement. If you would like additional copies, without charge, of this second supplement, the First Supplement or the Proxy Statement/Prospectus/Consent Solicitation Statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact Galena’s proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

The following provides brief answers to some of the more likely questions Galena stockholders may have in connection with this second supplement. This second supplement may not contain all of the information that is important to you. We urge you to read this second supplement, the First Supplement and the Proxy Statement/Prospectus/Consent Solicitation Statement carefully.

Q:	How can I vote my Galena shares without attending the Special Meeting?

A:	If you have not previously voted, and you are a Galena stockholder, whether you hold shares directly as the stockholder of record or beneficially in “street name,” you may direct your vote without attending the Special Meeting. You may vote by granting a proxy or, for shares held in “street name,” by submitting voting instructions to your broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and the instructions included on your proxy card or, for shares held in “street name,” the voting instruction card provided by your broker or other nominee.

•	By Internet: If you have Internet access, you may submit your proxy by following the Internet voting instructions on the proxy card or voting instruction card sent to you.

•	By Telephone: You may submit your proxy by following the telephone voting instructions on the proxy card or voting instruction card sent to you.

•	By Mail: You may do this by marking, dating and signing your proxy card or, for shares held in “street name,” the voting instruction card provided to you by your broker or other nominee, and mailing it in the enclosed, self-addressed, postage prepaid envelope. No postage is required if mailed in the United States.

Q:	Can I change my vote or revoke my proxy?

A:	If you are a Galena stockholder, you may change your proxy instructions at any time prior to the vote at the Special Meeting. If you are a stockholder of record of Galena and you have not executed a support agreement, you may change your vote at any time before your proxy is voted at the Special Meeting in any one of the following ways:

•	you can send a written notice to the Secretary of Galena before the Special Meeting stating that you would like to revoke your proxy;

•	if you have signed and returned a paper proxy card, you may sign a new proxy card bearing a later date and submit it as instructed above;

•	if you have voted by telephone or Internet, you may cast a new vote by telephone or over the Internet as instructed above; or

•	you can attend the Special Meeting and vote in person, but attendance alone will not revoke a proxy. You must specifically request at the meeting that it be revoked.

Subject to the terms and conditions set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement, all proxies received by Galena will be effective, notwithstanding any transfer of the shares to which those proxies relate, unless prior to the closing of the polls at the Special Meeting, Galena receives a written notice of revocation signed by the person who, as of the Record Date, was the registered holder of those shares. The notice of revocation must indicate the certificate number and numbers of shares to which the revocation relates and the aggregate number of shares represented by the certificate(s). All written notices should be addressed as follows: Galena Biopharma, Inc., 2000 Crow Canyon Place, Suite 380, San Ramon, California 94583, Attention: Corporate Secretary.

To revoke a proxy previously submitted by telephone or through the Internet, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. Attendance at the Special Meeting will not cause your previously granted proxy to be revoked unless you change your proxy instructions as described above.

For shares held beneficially by you in “street name,” you may change your vote by submitting new voting instructions to your broker or other nominee in accordance with the procedures established by it. Please contact your broker or other nominee and follow its directions to change your vote.

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This second supplement, which forms part of a registration statement on Form S-4 filed by Galena with the SEC, constitutes a supplement to the prospectus of Galena for purposes of the Securities Act of 1933, as amended, with respect to the Galena Common Stock to be issued in connection with the Merger. This second supplement also constitutes a supplement to the proxy statement of Galena for purposes of the Securities Exchange Act of 1934, as amended. You should not assume that the information contained in this second supplement is accurate as of any date other than December 14, 2017, the date of this second supplement. The issuance of Galena Common Stock in connection with the Merger will not create any implication to the contrary.

To the extent the information in this second supplement differs from or updates the information contained in the Proxy Statement/Prospectus/Consent Solicitation Statement, the information in this second supplement governs. Unless otherwise indicated or the context requires otherwise, all defined terms used herein but not defined herein shall have the meanings given to such terms in the Proxy Statement/Prospectus/Consent Solicitation Statement.

The Galena Board recommends you vote “FOR” each of the Galena Proposals.

Sincerely,

Stephen F. Ghiglieri

Interim Chief Executive Officer & Chief Financial Officer

Neither the SEC nor any state securities commission has passed upon the adequacy or accuracy of this second supplement, the First Supplement or the Proxy Statement/Prospectus/Consent Solicitation Statement. Any representation to the contrary is a criminal offense.

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